                      ONCOLOGY THERAPEUTICS NETWORK JOINT VENTURE, L.P.

                          LIMITED PARTNERSHIP AGREEMENT

                                  July 8, 1993

                                TABLE OF CONTENTS

                                                                                          Page
Article I - Name, Character, and Principal Office of Partnership.............................1
        1.1  Partnership Name................................................................1
        1.2  Partnership Purpose.............................................................1
        1.3  Principal Place of Business; Registered Office..................................1

Article II - Term and Termination of the Partnership.........................................2
        2.1  Term of Partnership.............................................................2
        2.2  Buy/Sell Rights.................................................................2

Article III - Capital Contributions..........................................................5
        3.1  Initial Capital Contributions of the Partners...................................5
        3.2  Additional Capital Contributions of Partners....................................6
        3.3  Future Capital Needs............................................................6
        3.4  Liability of Limited Partner....................................................6

Article IV - Sales Agency Agreement..........................................................6
        4.1  Sales Agency Agreement..........................................................6

Article V - Capital Accounts and Allocations.................................................6
        5.1  Capital Accounts................................................................6
        5.2  Definitions.....................................................................7

Article VI - Withdrawals by and Distributions and Payments to the Partners..................11
        6.1  Interest and Withdrawals.......................................................11
        6.2  Mandatory Payment..............................................................11
        6.3  Mandatory Cash Distributions of General Partner Preference Amount..............11
        6.4  Tax Distributions..............................................................12
        6.5  Discretionary Distributions of Net Operating Income............................12
        6.6  Distributions of Net Liquidating Income........................................12
        6.7  Equivalency Distribution.......................................................13
        6.8  Limitation on Distributions....................................................13
        6.9  Limited Partner Return of Capital Distribution.................................13
        6.10  Tax Distribution Treatment....................................................13

Article VII - Management Duties and Restrictions............................................13
        7.1  Management.....................................................................13
        7.2  Management Committee...........................................................13
        7.3  Chairman.......................................................................17
        7.4  No Control by the Limited Partner..............................................17

                                       i




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
                                                                                          Page
        7.5  Admission of Additional Partners...............................................17
        7.6  Transfer of Partnership Interests..............................................17
        7.7  Deadlock; Dispute..............................................................19
        7.8  Services; Reimbursement........................................................19
        7.9  Restrictions on General Partner; Existing Accounts Receivable and Inventory....21

Article VIII - Dissolution and Liquidation of the Partnership...............................21
        8.1  Liquidation Procedures.........................................................21
        8.2  Final Allocations: Date of Termination.........................................22

ARTICLE IX  Financial Accounting Reports....................................................23
        9.1  Financial and Tax Accounting and Reports.......................................23
        9.2  Supervision; Inspection of Books...............................................24
        9.3  Quarterly Reports; Monthly Reports.............................................24
        9.4  Annual Report; Financial Statements of the Partnership Income Tax Returns......24
        9.5  Annual Operating and Capital Budget............................................24

Article X - Other Provisions................................................................25
        10.1  Execution and Filing of Documents.............................................25
        10.2  Other Instruments and Acts....................................................25
        10.3  Binding Agreement.............................................................25
        10.4  Governing Law.................................................................25
        10.5  Publicity and Press Releases..................................................25
        10.6  Notices.......................................................................25
        10.7  Amendment.....................................................................26
        10.8  Effective Date................................................................26
        10.9  Entire Agreement..............................................................26
        10.10  Titles; Subtitles............................................................26
        10.11  Partnership Name.............................................................26
        10.12  Exculpation..................................................................27
        10.13  Indemnification..............................................................27
        10.14  Tax Matters Partner..........................................................28
        10.15  Taxation as Partnership......................................................29
        10.16  Authorization................................................................29
        10.17  Arbitration; Cooperation.....................................................29

Article XI - Miscellaneous Definitions......................................................30
        11.1  Agreement.....................................................................30
        11.2  Certificate of Limited Partnership............................................30
        11.3  Code..........................................................................30
        11.4  Partnership Interest..........................................................30

Article XII - Miscellaneous Tax Compliance Provisions.......................................30
        12.1  Income Tax Allocations........................................................30
        12.2  Withholding...................................................................31

                                       ii




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
                                                                                          Page
        12.3  Other Tax Returns.............................................................31

                                      iii




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               ONCOLOGY THERAPEUTICS NETWORK JOINT VENTURE, L.P.,

                          LIMITED PARTNERSHIP AGREEMENT

               This Agreement is made and entered into as of the 8th day of July, 1993, by and among Oncology Therapeutics Network Corporation, a Delaware corporation and wholly owned subsidiary of Axion Pharmaceuticals, Inc. ("Axion") (the "General Partner"), and Bristol-Myers Oncology Therapeutic Network, Inc., a Delaware corporation and wholly owned subsidiary of Bristol-Myers Squibb Company ("BMS") (the "Limited Partner"), (the General Partner and the Limited Partner from time to time shall be each referred to as a "Partner" and together as the "Partners") which hereby form Oncology Therapeutics Network Joint Venture, L.P., a Delaware limited partnership (the "Partnership" or "OTN"), pursuant to the Delaware Revised Uniform Limited Partnership Act, as follows:


                                    ARTICLE I

                              NAME, CHARACTER, AND
                        PRINCIPAL OFFICE OF PARTNERSHIP

               1.1 Partnership Name. The name of the Partnership is Oncology Therapeutics Network Joint Venture, L.P. The partners of the Partnership are the General Partner and the Limited Partner. The affairs of the Partnership shall be conducted under the Partnership name, "OTN," "Oncology Therapeutics Network" or such other name as the General Partner may determine with the Special Approval of the Management Committee.

               1.2 Partnership Purpose. The primary purpose of the Partnership is to distribute oncology products of the Limited Partner and third parties, and to engage in such other activities related either directly or indirectly to the foregoing as the General Partner may deem necessary, advisable or convenient to the conduct of the business of the Partnership; provided, however, that any material change in the purpose of the Partnership shall require the Special Approval of the Management Committee.

               1.3 Principal Place of Business; Registered Office. The principal place of business of the Partnership shall be 395 Oyster Point Boulevard, Suite 405, South San Francisco, California 94080, or such other place or places within the United States as the General Partner may from time to time designate. The Partnership's registered office in Delaware, and the name of the registered agent for service of process shall be, The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 or such other place or persons as the General Partner may from time to time designate.

                                   ARTICLE II

                     TERM AND TERMINATION OF THE PARTNERSHIP

               2.1  Term of Partnershiphip.

                    (a) The term of the Partnership (the "Partnership Term") shall commence upon the filing with the office of Secretary of State of the State of Delaware of the Certificate of Limited Partnership of the Partnership and shall continue until expiration of the Term (as defined in Section 5 of the Sales Agency Agreement) of the Sales Agency Agreement (as defined in Paragraph 4.1), without giving effect to any Extended Term pursuant to Section 8(C) of the Sales Agency Agreement. If the Partnership Term terminates for any reason, whether or not under this Paragraph 2.1(a), the business and management of the Partnership shall continue on the terms of this Agreement until the Partnership is dissolved pursuant to Article VIII of this Agreement. A Partner shall not attempt to terminate this Agreement or dissolve the Partnership except as contemplated in this Article II and Article VIII.

                    (b) Notwithstanding subparagraph (A) above, the Partnership Term shall automatically terminate, unless the Partner not subject to the events described in clauses (i)-(vii) below by written notice to the Partner subject to such events within 30 days of the happening of any such event elects to continue the Partnership, if either Partner shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code (other than Chapter 11 thereof) or any other Federal, state bankruptcy, insolvency, liquidation, receivership or similar law (a "Bankruptcy Law"), (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of affecting any of the foregoing or (vii) be subject to the commencement of any involuntary proceeding or the filing of any involuntary petition in a court of competent jurisdiction seeking (A) relief in respect of such party or of a substantial part of any of its property or assets under any Bankruptcy Law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets or (C) the winding-up or liquidation of such party; and in the case of this clause (vii) such proceeding or petition shall continue undismissed for 120 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days.

               2.2  Buy/Sell Rights.

                    (a) Options to Sell or Purchase  Partnership  Interests.  If
(x) the Term of the Sales Agency Agreement terminates pursuant to Sections 8(b)(1) or 8(b)(2) thereof, other than a termination that results from an event described in such Section 8(b)(2) with respect to OTNC (as defined in the Sales Agency Agreement), then the Partner affiliated with the party (for this purpose, only the General Partner will be deemed affiliated with the Partnership) that

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


terminates the Sales Agency Agreement shall elect or (y) the Partnership Term terminates pursuant to Paragraph 2.1(b), then the Partner that is not subject to the events described in clauses (i) - (vii) of Paragraph 2.1(B) may elect, in each case either (i) to purchase the Partnership Interest (as such term is defined in Paragraph 11.4) of the other Partner or (ii) to cause the other Partner to purchase such Partner's Partnership Interest. A Partner may exercise an option described above only by giving written notice of such exercise to the other Partner within 30 days following the termination of the Term of the Sales Agency Agreement or, if such option is based on termination pursuant to Paragraph 2.1(b), within 30 days following the termination of the Partnership Term pursuant to such paragraph. If the Term of the Sales Agency Agreement terminates pursuant to Section 8(b)(3) or 8(b)(4) thereof, then the General Partner shall purchase, and the Limited Partner shall sell, the Limited Partner's Partnership Interest. A Partner having a purchase right under this paragraph may assign such right in whole or in part, including payment terms provided below, notwithstanding any other provision of this Agreement, provided that such assignment will not relieve the assigning party or any guarantor from any obligation.

                    (b) Closing. Upon exercise by a Partner of an option under Paragraph 2.2(a), or upon a termination of the Term of the Sales Agency
Agreement described in the third sentence of Paragraph 2.2(a), the Partners shall be legally obligated to consummate the sale and purchase of the Partnership Interest contemplated thereby and shall use their respective best efforts to secure any approvals required, and to comply with all applicable laws and governmental regulations, in connection therewith as soon as practicable. The closing of the sale of the relevant Partner's Partnership Interest (the "Closing") shall occur on the tenth business day following the later of (A) the Determination of the Appraised Value of such Partnership Interest pursuant to Paragraph 2.2(D) and (B) the expiration of any required governmental or other regulatory waiting periods and the obtaining of any required governmental or other regulatory consents or approvals.

                    (c) Purchase Price; Payment. In the event of a sale of a Partnership Interest pursuant to this Paragraph 2.2, the purchase price of such Partnership Interest shall be an amount equal to the Appraised Value of such Partnership Interest determined in accordance with Paragraph 2.2(d). Such purchase price shall be payable at the Closing in cash or, except in the case of a termination of the Sales Agency Agreement pursuant to Section 8(b)(2) thereof, or of the Partnership Term pursuant to Paragraph 2.1(b), at the option of the purchasing Partner, by delivery to the selling Partner of a promissory note in a form reasonably satisfactory to the selling Partner with a principal amount equal to the purchase price and containing the following terms and conditions:
(i) the note shall be an unsecured obligation of the relevant Partner not subordinated to other obligations of such Partner (but having no prior call as to secured assets of such Partner) and shall be unconditionally guaranteed as to payment of principal and interest by BMS or its successor, if the Limited Partner is the obligor, or by Axion or its successor, if the General Partner is the obligor; (ii) one third of the original aggregate principal amount of the note shall be payable on each of the first, second and third anniversaries of the Closing; (iii) the note will bear interest, payable quarterly in arrears, at a floating rate of interest equal to the prime rate as set forth in the Wall Street Journal; (iv) the note will be mandatorily prepayable in whole upon the sale by the obligor or any affiliate thereof, directly or indirectly, of all or substantially all of

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

the Partnership or its assets or business or a controlling interest therein or, if the obligor on the note is the General Partner, upon any Change in Control of the General Partner or Axion (other than the Change of Control that resulted in the sale of the Partnership Interest pursuant to this Paragraph 2.2); and (v) if the note was issued in connection with the purchase by the General Partner of the Limited Partner's Partnership Interest because of a termination of the Sales Agency Agreement pursuant to Section 8(b)(1) thereof, then any principal payment on the note may be paid by delivering to the Limited Partner shares of fully paid and nonassessable common stock of Axion or its successor that have an aggregate Appraised Value equal to the amount of such principal payment, provided that at the time of such principal payment there exists no default under the note or event which, after the passage of time or giving of a notice, would constitute a default under the note. If the General Partner purchases the Partnership Interest of the Limited Partner because of a termination of the Sales Agency Agreement pursuant to Section 8(b)(1) thereof, then the General Partner may elect to (i) assign the right to purchase the Partnership Interest to Axion and/or (ii) pay or cause Axion to pay the purchase price by delivering to the Limited Partner shares of fully paid and nonassessable common stock of Axion or its successor that have an aggregate Appraised Value equal to the purchase price. If shares of common stock are delivered to the Limited Partner as described above, then concurrently therewith BMS and Axion or its successor shall enter into a registration rights agreement containing terms and conditions reasonably satisfactory to BMS and Axion (including both "demand" and "piggyback" registration rights); and provided further, however, that the terms and conditions of such registration rights agreement shall be no less favorable to BMS then the terms and conditions of any other registration rights agreement then in effect between Axion or its successor and any other party.

                    (d) Determination of Appraised Value. The Appraised Value of a Partnership Interest to be sold pursuant to this Paragraph 2.2 shall equal the fair market value of the Partnership Interest. Such fair market value will be determined by first determining the aggregate fair market value of all the Partnership Interests as a whole and as a going concern taking into account the Extended Term of the Sales Agency Agreement (and the nonexclusivity thereof) that will remain in effect following the sale of the relevant Partnership
Interest, and the remaining commitment of the General Partner to provide services pursuant to Paragraph 7.8 following the sale of the relevant Partnership Interest. 100% of such determined value will then be allocated between the Partnership Interests based on their relative economic rights under this Agreement assuming continuation of the Partnership, provided, however, that
(i) the fair market value of the General Partner's Partnership Interest shall not reflect any premium, and the fair market value of the Limited Partner's Partnership Interest shall not reflect any discount, because of the respective management rights and obligations of the Partners pursuant to this Agreement; and (ii) the fair market value of the General Partner's Partnership Interest shall not reflect any discount, and the fair market value of the Limited Partner's Partnership Interest shall not reflect any premium, due to the relative liabilities and potential liabilities of the Partners. The Appraised Value of the relevant Partnership Interest shall be agreed upon by the Partners or, failing such agreement, shall be conclusively determined by a nationally recognized investment banking firm jointly selected by the Partners for such purpose. The Partners shall use their best efforts to cause any determination of the Appraised Value of a Partnership Interest (and common stock as

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

mentioned below) to be made within 30 days after the parties first become obligated to sell and purchase a Partnership Interest pursuant to Paragraph 2.2(a). The Appraised Value of any shares of common stock of Axion or its successor shall be determined as of the relevant payment date on which such stock is required to be delivered and shall be agreed upon by the Partners or, failing such agreement, shall be conclusively determined by a nationally recognized investment banking firm jointly selected by the Partners for such purpose. The fees and expenses of any firm making a valuation as described above shall be shared equally by the Partners. Notwithstanding the foregoing, if shares of common stock of Axion or its successor are traded on one or more securities exchanges or traded on the NASDAQ National Market System, the Appraisal Value of such common stock shall be deemed to be the average closing price of such common stock as reported in the Wall Street Journal for the thirty
(30) days preceding the relevant payment date on which such stock is required to be delivered.


                                   ARTICLE III

                              CAPITAL CONTRIBUTIONS

               3.1  Initial Capital Contributions of the Partners.

                    (a) Contributions of Each Partner. Within five business days after the date of this Agreement (the "Initial Contribution Date"), each Partner shall contribute capital, in cash, to the Partnership payable by wire transfer or check in an amount equal to $500,000. On August 23, 1993, each Partner shall contribute capital, in cash, to the Partnership payable by wire transfer or check in an amount equal to an additional $500,000 (together, such Partners' "Initial Contribution").

                    (b) General Partner's Contribution. Effective as of August 23, 1993, the General Partner shall contribute all of its right, Title and interest in the ongoing Oncology Therapeutics Network business as of such date of the General Partner as of such date (except those excluded from the following representation and warranty); provided that from the date of this Agreement through the date of such contribution, the General Partner shall conduct such business in the ordinary course; provided, however, that the General Partner shall not transfer, and the Partnership shall not assume, any obligation or liability of any kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising before such contribution, of the General Partner, Axion or any affiliate thereof. The General Partner represents, warrants and covenants to the Partnership that the business to be contributed will constitute the entire ongoing business (except as otherwise contemplated herein) of the General Partner, Axion and their respective Controlled Affiliates (as defined in the Sales Agency Agreement) relating to the distribution of oncology drugs and biologics (other than in connection with clinical trials or research) to the Customer Group (as defined in the Sales Agency Agreement) on behalf of third parties (the "Oncology Distribution Business"), including, without limitation, all Oncology Therapeutics Network membership data and sales and distribution know-how relating to the Oncology Distribution Business, but excluding tangible assets, people, operational or administrative functions or the like, and accounts receivable.

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

                    (c) Limited Partner's Contribution. The Limited Partner shall contribute to the Partnership certain Bristol-Myers Oncology Division customer lists.

               3.2 Additional Capital Contributions of Partners. Except as required in subparagraphs 3.1(b) and 3.1(c) and Paragraph 3.3, no Partner shall be required to contribute additional capital to the Partnership in excess of such Partner's Initial Contribution except with the Special Approval of the Management Committee.

               3.3 Future Capital Needs. The Partners shall use their combined best efforts to enable the Partnership to establish and maintain credit facilities adequate to fund the Partnership's working capital and fixed asset needs; provided, however, that no Partner will be obligated to provide a guarantee or other credit support for any Partnership obligation or any financing unless such Partner consents thereto. Any additional debt or equity financing required by the Partnership shall be provided by borrowings from third parties or from the Partners or by cash capital contributions from the Partners provided that any such borrowings, other than trade debt, or capital contributions will require the Special Approval of the Management Committee: provided, however, Partnership borrowings from parties other than Partners, other than trade debt, in an aggregate amount outstanding at any one time of up to $1,000,000 shall not require the Special Approval of the Management Committee.

               3.4 Liability of Limited Partner. Subject to any guarantee pursuant to Paragraph 3.3, the Limited Partner shall not be liable for any of the debts, liabilities or obligations of the Partnership or any of the losses of the Partnership beyond the amount of the Limited Partner's Initial Capital Contribution and any additional capital contributions, except to the extent otherwise required by law. The Limited Partner shall not be responsible for any debts or losses of the General Partner (other than as reflected in the Limited Partner's Capital Account as a result of the Partnership's debts and losses but subject to Paragraph 8.1(b)(iv)) .


                                   ARTICLE IV

                              SALES AGENCY AGREEMENT

               4.1 Sales Agency Agreement. Concurrent with formation of the Partnership, BMS and the Partnership shall execute the Sales Agency Agreement in the form attached hereto as Exhibit A (the "Sales Agency Agreement") and such agreement shall become effective as provided therein.


                                    ARTICLE V

                         CAPITAL ACCOUNTS AND ALLOCATIONS

               5.1 Capital Accounts. A Capital Account shall be maintained on the Partnership's books for each Partner in accordance with generally accepted accounting principles except as otherwise specifically required herein. Solely for purposes of maintaining Capital

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


Accounts the parties hereto agree that the in-kind contributions of the General Partner and the Limited Partner set forth in subparagraphs 3.1(b) and (c), respectively, shall be deemed to be valued at zero (0). In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

               5.2 Definitions. Unless the context requires otherwise, the following terms have the meanings specified in this Paragraph:

                    (a) Fiscal Year: The Partnership's first Fiscal Year shall begin on the date hereof and end on December 31, 1993. Thereafter, the Partnership's Fiscal Year shall commence on January 1 of each year and end on December 31 of such year or, if earlier, the date the Partnership terminated during such year pursuant to Paragraph 2.1 or otherwise. The Fiscal Year of the Partnership shall end on the date the Partnership terminates in accordance with the terms of Article II.

                    (b) General Partner Annual Preference Amount: The General Partner Annual Preference Amount for each Fiscal Year shall be as follows:

                        Fiscal Year                 Amount
                        -----------                 ------
                            1993                $     900,000
                            1994                    4,900,000
                            1995                   10,200,000
                            1996                   18,750,000
                    1997 and Thereafter                     0


However, to the extent that the Capital Account of the General Partner is allocated any Net Liquidating Income pursuant to subparagraph 5.3(b)(iii), the General Partner Annual Preference Amount will be reduced (but in no event below zero) on a dollar-for-dollar basis in chronological order, commencing with the General Partner Annual Preference Amount for the Fiscal Year immediately following the Fiscal Year with respect to which the subparagraph 8.3(b)(iii) allocation occurs. For example, if Ten Million Four Hundred and Fifty Thousand Dollars ($10,450,000) of 1994 Net Liquidating Income is allocated to the Capital Account of the General Partner pursuant to subparagraph 5.3(b)(iii), the General Partner Annual Preference Amount for Fiscal Year 1995 will be reduced to zero
(0) and the General Partner Annual Preference Amount for Fiscal Year 1996 will be reduced to Eighteen Million Five Hundred Thousand Dollars ($18,500,000). If Three Hundred Thousand Dollars of 1995 Net Liquidating Income is thereafter allocated to the Capital Account of the General Partner pursuant to subparagraph 5.3(b)(iii), the General Partner Annual Preference Amount for Fiscal Year 1996 will be reduced to Eighteen Million Two Hundred Thousand Dollars ($18,200,000).

                    (c) General Partner Cumulative Preference Amount. The General Partner Cumulative Preference Amount shall initially equal zero and shall equal zero immediately prior to the close of the 1993 Fiscal Year. Immediately following the close of a Fiscal Year the General Partner Cumulative Preference Amount shall be equal to (i) the sum of (A) the General Partner Cumulative Preference Amount that existed immediately prior to the close of such Fiscal Year, plus (B) the General Partner Annual Preference for such Fiscal Year, less (ii) the sum of the amounts of Net Operating Income and Net Liquidating Income allocated to the Capital Account of the General Partner pursuant to clauses (i) and (ii) of Paragraphs 5.3(a) and 5.3(b), respectively, with respect to such Fiscal Year. The General Partner Cumulative Preference Amount that exists immediately prior to the close of any Fiscal Year shall be equal to the product of (A) the General Partner Cumulative Preference Amount that existed immediately following the close of the preceding Fiscal Year multiplied by (B) the sum of one (1) plus the average of the prime rates of interest (expressed as a decimal and based on annual compounding) on each Friday within the last month of such Fiscal Year as set forth in the Wall Street Journal.

                    (d) Income Sharing Percentages. For Fiscal Years 1993, 1994, 1995, and 1996 the Income Sharing Percentages of the General Partner and the
Limited Partner shall be eighty percent (80%) and twenty percent (20%), respectively. For Fiscal Year 1997 the Income Sharing Percentages of the General Partner and the Limited Partner shall be seventy percent (70%) and thirty percent (30%), respectively. For Fiscal Year 1998 the Income Sharing Percentages of the General Partner and the Limited Partner shall be sixty percent (60%) and forty percent (40%), respectively. For all periods after Fiscal Year 1998 the Income Sharing Percentages of the General Partner and the Limited Partner shall be fifty percent (50%) and fifty percent (50%), respectively.

                    (e) Net Liquidating Income and Net Liquidating Loss: The net income and net losses, respectively, of the Partnership as determined in accordance with generally accepted accounting principles (except as otherwise expressly set forth in this Agreement), taking into account only those items of income, gain, loss and expense attributable to sales or other dispositions of all or any significant portion of the business of the Partnership (other than sales of inventory in the ordinary course of the Partnership business) and all other items of income, gain, loss and expense attributable to other than the ordinary operation of the Partnership business. For purposes of determining Net Liquidating Income and Net Liquidating Loss, any payment (or deemed payment) to the Partners pursuant to subparagraph 8.1(b)(iii) (relating to Capital Account Prime Rate Amounts) shall be accounted for as an item of Partnership expense taken into account in determining Net Liquidating Income and Net Liquidating Loss.

                    (f) Net Operating Income and Net Operating Loss: The net income and net losses, respectively, of the Partnership as determined in accordance with generally accepted accounting principles (except as otherwise expressly set forth herein), taking into account only those items of income, gain, loss and expense attributable to the ordinary operation of the Partnership business. For purposes of determining Net Operating Income and Net Operating Loss, any payment (or deemed payment) to the Partners pursuant to Paragraph 6.2 (relating to Capital Account Prime Rate Amounts) shall be accounted for as an item of Partnership expense taken in determining Net Operating Income and Net Operating Loss.

               5.3 Allocation of Net Income and Net Loss.

                    (a) Net Operating Income for each Fiscal Year, if any, shall be allocated as follows:

                         (i) First,  one hundred  percent  (100%) to the Capital
Account of the General Partner until the General Partner shall have been allocated an amount of Net Operating Income pursuant to this clause (i) for such Fiscal Year equal to the General Partner Cumulative Preference Amount, if any, existing immediately prior to the close of such Fiscal Year;

                         (ii) Next,  one hundred  percent  (100%) to the Capital
Account of the General Partner until the General Partner shall have been allocated an amount of Net Operating Income pursuant to this clause (ii) for such Fiscal Year equal to the General Partner Annual Preference Amount, if any, for such Fiscal Year; and

                         (iii) Finally, any Net Operating Income remaining after
effecting the allocations set forth in subparagraphs 5.3(a)(i) and 5.3(a)(ii) above shall be allocated to the Capital Accounts of the General Partner and the Limited Partner in proportion to their respective Income Sharing Percentages for such Fiscal Year.

                    (b)  After  effecting  the   allocations   provided  for  in
subparagraph (a) above, Net Liquidating Income, if any, for each Fiscal Year shall be allocated as follows:

                         (i) First,  one hundred  percent  (100%) to the Capital
Account of the General Partner until the General Partner shall have been allocated an amount of Net Liquidating Income pursuant to this clause (i) for such Fiscal Year equal to the excess, if any, of the General Partner Cumulative Preference Amount, if any, existing immediately prior to the close of such Fiscal Year over the amount of Net Operating Income allocated to the General Partner with respect to such Fiscal Year pursuant to subparagraph 5.3(a)(i) above;

                         (ii) Next,  one hundred  percent  (100%) to the Capital
Account of the General Partner until the General Partner shall have been allocated an amount of Net Liquidating Income pursuant to this clause (ii) for such Fiscal Year equal to the excess, if any, of the General Partner Annual Preference Amount, if any, for such Fiscal Year over the amount of Net Operating Income allocated to the General Partner with respect to such Fiscal Year pursuant to subparagraph 5.3(a)(ii) above;

                         (iii) Next,  one hundred  percent (100%) to the Capital
Account of the General Partner until the General Partner shall have been allocated an amount of Net Liquidating Income pursuant to this clause (iii) for such Fiscal Year equal to the sum of the General Partner Annual Preference Amounts, if any, for all Fiscal Years following such Fiscal Year; and

                         (iv)  Finally,  any Net  Liquidating  Income  remaining
after effecting the allocations set forth in subparagraphs 5.3(b)(i), 5.3(b)(ii) and 5.2(b)(iii) above shall be allocated to the Capital Accounts of the General Partner and the Limited Partner in proportion to their respective Income Sharing Percentages for such Fiscal Year.

                    (c) Net Operating Loss and Net Liquidating Loss, if any, for each Fiscal Year (from whatever source derived) shall be allocated equally to the Capital Account of the General Partner and the Capital Account of the Limited Partner.

                    (d) Notwithstanding the foregoing provisions of this Paragraph 5.3, any item of Partnership expense related to the payment of any amounts pursuant to Paragraphs 6.2 or 8.1(b)(iii) hereof shall be specially allocated to the Capital Accounts of the General Partner and Limited Partner in equal amounts.

                    (e) Notwithstanding the foregoing provisions of this Paragraph 5.3, to the extent the Partnership is liable to BMS for breach of the Trademark License Agreement, all Partnership losses and expenses resulting directly therefrom shall be allocated to the Capital Account of the General Partner.

                    (f) Notwithstanding the foregoing provisions of this Paragraph 5.3, all Partnership losses and expenses relating directly to the indemnification of any Partner pursuant to any provision of this Agreement shall be allocated to the Capital Accounts of the Limited Partner and the General Partner in equal amounts.

               5.4  Reallocation  of  Negative  Balance.   Notwithstanding   the
foregoing provisions of this Article V:

                         (i) In no  event  will  an  allocation  be  made to the
Limited Partner if such allocation would cause the Limited Partner's Capital Account balance to be negative (or increase the amount by which it is negative);

                         (ii) In the event  that the  provisions  of clause  the
allocations that are otherwise required by this Article V, then to the extent possible without contravening such clause (i) provisions, subsequent allocations shall be effected so as to cause the Capital Account balances of each Partner to be equal to the balances that would have existed had no such alteration of allocations occurred pursuant to clause (i) hereof; and

                         (iii) To the extent possible  without  contravening the
provisions of clauses (i) or (ii) above, in the event that the provisions of clause (i) above apply to alter the allocations that are otherwise required by this Article V, subsequent allocations shall be effected in a manner that causes each Partner to have received over the life of the Partnership the same amount of Net Operating Income, Net Operating Loss, Net Liquidating Income and Net Liquidating Loss as such Partner would have received had no such alteration of allocations occurred pursuant to clause (i) hereof.

                                   ARTICLE VI

          WITHDRAWALS BY AND DISTRIBUTIONS AND PAYMENTS TO THE PARTNERS

               6.1  Interest and Withdrawals.

                         (a) Without  restricting  or limiting  Paragraphs  6.2,
8.1(b)(iii) or 5.2(c), no interest shall be paid to any Partner on account of its interest in the capital of, or on account of its investment in, the Partnership.

                         (b) No Partner may withdraw any amount from its Capital
Account unless such withdrawal is made pursuant to this Article VI or is otherwise expressly permitted by this Agreement.

               6.2 Mandatory Payment. Each Partner shall promptly (and in no event later than ninety (90) days after the end of each of the Partnership's Fiscal Years) be paid out of any available cash (prior to distributing any such cash pursuant to the remaining provisions of this Article VI) an amount equal to the Capital Account Prime Rate Amount for such Partner existing as of the close of such Fiscal Year. The "Capital Account Prime Rate Amount" for a Partner shall initially equal zero and shall as of the close of the 1993 Fiscal Year equal the product of (i) the average positive balance in the Capital Account of such Partner during such Fiscal Year, multiplied by (ii) a fraction, the numerator of which is the number of calendar months between the date of this Agreement and the end of the 1993 Fiscal Year and the denominator of which is twelve (12), multiplied by (iii) the average of the prime rates of interest (expressed as a decimal and based on annual compounding) on each Friday within the month of December of such Fiscal Year as set forth in the Wall Street Journal. The
"Capital Account Prime Rate Amount" for a Partner as of the close of each succeeding Fiscal Year shall equal the product of (i) the sum of (A) the average positive balance in the Capital Account of such Partner during such Fiscal Year plus (B) the excess of the sum of the Capital Account Prime Rate Amounts for such Partner for each of the preceding Fiscal Years of the Partnership over the aggregate amounts paid to such Partner with respect to all such preceding Fiscal Years pursuant to this Paragraph 6.2, multiplied by (ii) the average of the prime rates of interest (expressed as a decimal and based on annual compounding) on each Friday within the last calendar month of such Fiscal Year as set forth in the Wall Street Journal, multiplied by (iii) a fraction, the numerator of which is the number of calendar months in such Fiscal Year and the denominator of which is twelve (12). Payments made to a Partner pursuant to this Paragraph
6.2 shall not reduce the Capital Account balance of such Partner.

               6.3 Mandatory Cash Distributions of General Partner Preference Amount. Promptly after the end of each of the Partnership's Fiscal Years (but in no event later than ninety (90) days after the end of each such Fiscal Year) the General Partner shall receive a cash distribution from the Partnership equal to the excess of (i) the aggregate amount of Net Operating Income allocated to the General Partner for such Fiscal Year and all prior Fiscal Years pursuant to clauses (i) and (ii) of Paragraph 5.3(a) (relating to the General Partner Annual Preference

Amount and General Partner Cumulative Preference Amount) over (ii) the aggregate cash distributions previously received by the General Partner pursuant to this Paragraph 6.3.

               6.4 Tax Distributions. The General Partner may in its discretion, or upon the request of the Limited Partner shall, distribute to the Partners within ninety (90) days of the end of each Fiscal Year up to an amount equal to forty percent (40%) of the Net Operating Income allocated to the Partners' Capital Accounts pursuant to clause (iii) of Paragraph 5.3(a) with respect to such Fiscal Year; provided, however, that (a) no such distribution shall be made with respect to any Fiscal Year in which the Partnership has a net loss for federal income tax purposes and (b) such distribution shall be made only to the extent such distribution is made from cash not reasonably necessary for the Partnership's operations. In the event that the maximum marginal rate of federal income tax applicable to corporations is increased or decreased from the rate applicable as of the date first set forth above, the General Partner shall adjust such forty percent (40%) figure to take into account such increase or decrease for the Fiscal Years to which such increase or decrease applies, provided that the percent figure as adjusted shall not exceed six (6%) percent plus the maximum marginal federal rate. All distributions to the Partners pursuant to this Paragraph 6.4 with respect to any Fiscal Year shall be made in proportion to the amount of Net Operating Income allocated to each such Partner's Capital Account pursuant to clause (iii) of Paragraph 5.3(a) with respect to such Fiscal Year.

               6.5 Discretionary Distributions of Net Operating Income. Prior to the Date of Termination, the General Partner may in its discretion make distributions of cash during any Fiscal Year in addition to those otherwise required or allowable under this Article VI provided that, at the time of such distribution, the Partnership has no material indebtedness other than trade debt. If at any time the Partnership has material indebtedness other than trade debt or following any cash distribution the Partnership would be expected to be required to incur material indebtedness other than trade debt on account of such cash distribution, no such distribution shall be made pursuant to this Paragraph
6.5 without the Special Approval of the Management Committee. All distributions pursuant to this Paragraph 6.5 shall be made in amounts up to and in proportion to (i) in the case of the Limited Partner, the excess, if any, of the Capital Account balance of the Limited Partner as of the commencement of such Fiscal Year over the Limited Partner's Retained Net Liquidating Income Amount (as defined in Paragraph 6.6) as of the commencement of such Fiscal Year and (ii) in the case of the General Partner, the excess, if any, of the Capital Account Balance of the General Partner as of the commencement of such Fiscal Year over the sum of the General Partner's Retained Net Liquidating Income Amount (as defined in Paragraph 6.6) as of the date of the commencement of such Fiscal Year plus the maximum amount the General Partner would be entitled to receive pursuant to Paragraph 6.3 as of the commencement of such Fiscal Year. Notwithstanding the foregoing, in the event that the Limited Partner has been distributed an amount pursuant to Paragraph 6.9, no distribution shall be made to the Limited Partner pursuant to this Paragraph 6.5 until the General Partner has been distributed an amount equal to that distributed to the Limited Partner pursuant to Paragraph 6.9.

               6.6 Distributions of Net Liquidating Income. The General Partner may, from time to time, in its sole discretion distribute cash to each of the Partners in amounts up to and in proportion to their respective Retained Net Liquidating Income Amounts. The "Retained Net Liquidating Income Amount" for each Partner at any time shall equal the excess, if any, of (i) the aggregate amount, if any, of Net Liquidating Income allocated to the Capital Account of such Partner for all periods (net of any Net Liquidating Loss so allocated) over (ii) the aggregate amount of distributions received by such Partner pursuant to this Paragraph 6.6 for all such periods.

               6.7 Equivalency Distribution. Commencing on January 1, 1999, within ninety (90) days of the commencement of each Fiscal Year a Partner with a Capital Account balance that exceeds the Capital Account balance of the other Partner (determined as of the close of the immediately preceding Fiscal Year) shall be distributed the amount of such excess.

               6.8 Limitation on Distributions. Notwithstanding the foregoing provisions of this Article VI, in no event will a Partner receive a distribution to the extent that such distribution causes such Partner to have a negative balance in its Capital Account (or increases the amount by which such balance is negative).

               6.9 Limited Partner Return of Capital Distribution. As of December 15, 1993 (but not after such date), the Limited Partner may at its option elect to receive a distribution up to an amount equal to the excess of the amount of the Limited Partner's Initial Contribution over $300,000 (regardless of whether such distribution causes the Limited Partner to have a negative balance in its Capital Account or increases the amount by which such balance is negative).

               6.10 Tax  Distribution Treatment. For purposes of Paragraphs 6.5,
6.7 and 6.8, the Partners' Capital Account balances shall be determined by treating distributions made or expected to be made pursuant to Paragraph 6.4 within 90 days of the end of a Fiscal Year as if they had been made on the last day of such Fiscal Year.


                                   ARTICLE VII

                    MANAGEMENT, DUTIES, AND RESTRICTIONS

               7.1 Management. Except as expressly provided herein, the General Partner shall have the sole and exclusive right to manage, control, and conduct the business of the Partnership and to do any and all acts on behalf of the Partnership as deemed proper, convenient or advisable by the General Partner.

               7.2 Management Committee. The Partnership shall establish a management committee (the "Management Committee") in accordance with the terms of this Agreement.

                    (a) Authority. The General Partner will consult with and advise the Management Committee with respect to the Partnership's business and overall strategy. The General Partner will (i) meet with the Management Committee on at least a semi-annual basis at which meetings the General Partner will apprise and inform the Management Committee as to the current status of all material matters with respect to the business of the Partnership;

(ii) present to the Management Committee for its review and approval Partnership Major Decisions (as defined below) and (iii) furnish the Management Committee with such information with respect to the business and affairs of Partnership as either the Management Committee or the Limited Partner Designees (as defined below) may reasonably request from time to time. Unless the Management Committee approves a Partnership Major Decision, the General Partner shall not take the action requiring such approval.

                    (b) Access to Information and Personnel. The Limited Partner and any member of the Management Committee and their representatives, employees, counsel and accountants, shall upon reasonable notice to the General Partner or the Partnership be furnished with, or given access to, such information (including all books and records) as reasonably requested by such person relating to the business of the Partnership. Furthermore, any person making such request shall have the right to review and audit such information (including all books and records) to its satisfaction. The Limited Partner and any member of the Management Committee shall further have the right at any time during normal business hours to meet with employees, accountants, and counsel of the Partnership and the General Partner to discuss the business and affairs of the Partnership.

                    (c) Composition. The Management Committee will consist of six members, two of which shall be designated by the General Partner ("General Partner Designees"), two of which shall be designated by the Limited Partner ("Limited Partner Designees"), and two of which shall be designated by mutual agreement of the General Partner and the Limited Partner (the "Independent Members"). Each Management Committee member will serve at the pleasure of the Partner or Partners designating such member and may be replaced, with or without cause, at any time by such Partner or Partners. An Independent Member of the Management Committee may be removed or replaced only by mutual agreement of the General Partner and the Limited Partner. Written notice of replacement of a designee of one Partner shall be given to the other Partner and shall not be effective until received.

                    (d) Quorum; Voting Requirements. A majority of the authorized number of members of the Management Committee shall constitute a quorum at any regular or special meeting. No action may be taken at any regular or special meeting unless a quorum is present at such meeting. The approval of a majority of the members of the Management Committee present at a meeting at which the foregoing quorum requirement is satisfied shall be required to take any action by the Management Committee; provided, however, that the matters referred to in Paragraph 7.2(j) shall in all events require the approval of at least one Limited Partner Designee and one General Partner Designee ("Special Approval").

                    (e) Regular Meetings. The Management Committee shall meet regularly at the times and places which it may determine, provided that such meetings shall be held at least semi-annually. Regular meetings of the Management Committee may be held without notice at such times and places as the Management Committee may from time to time determine, provided that reasonable notice of the first regular meeting following any such determination shall be given to members absent from the meeting at which such determination was made.

                    (f) Special Meetings. A special meeting of the Management Committee may be called by the Management Committee, the Chairman of the Management Committee (as defined in Paragraph 7.3 below) or by a Partner. Special meetings may be held on any date and at any place and time designated in the call of the meeting, reasonable notice thereof having been given to each member of the Management Committee.

                    (g) Meeting by Conference Telephone or Similar Communications Equipment. Meetings of the Management Committee may be held by means of conference telephone or similar communications equipment by means of which all persons participating in a meeting can hear and speak to each other simultaneously.

                    (h) Actions by Writing. Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting if the number of members of the Management Committee required to approve such action at a meeting attended by all members consent to the action in writing and the written consents are filed with the records of the meetings of the Management Committee. Such consents shall be treated for all purposes as a vote at a meeting.

                    (i) Notice. A member of the Management Committee shall be deemed to have received reasonable notice of a meeting if written notice of the date, time and place of the meeting is delivered to such member by mail or by nationally recognized overnight courier at least 3 days in advance of the meeting. In an emergency, notice of a meeting given orally in person or by telephone call at least forty-eight (48) hours before the meeting shall constitute reasonable notice. Notice of a meeting need not be given to any member of the Management Committee if a written waiver of notice, executed by the member at any time, is filed with the records of the meeting, or to any member who attends a meeting without protesting prior thereto or at its commencement the lack of notice to the member.

                    (j) Partnership Major Decisions. The "Partnership Major Decisions" shall be the following:

               (1) acquiring or selling any personal property (other than inventory in the ordinary course of business), real estate (including, without limitation, entering into leases) or any other acquisition or divestiture including, without limitation, the acquisition or divestiture of any interest in any assets or business, in any case involving a price of more than $100,000, if not contemplated in the Annual Operating and Capital Budget referred to in paragraph (4) below;

               (2) releasing, compromising, assigning or transferring any claim, right or benefit of the Partnership not in the ordinary course of business where the amount involved exceeds $100,000;

               (3) confessing a judgment or settling a claim against the Partnership or submitting a Partnership claim to an arbitrator or referee where the amount involved exceeds $100,000;

               (4) any adoption or material amendment of or, unless out of the Partnership's reasonable control, material deviation from the Annual Operating and Capital Budget of the Partnership, provided, however, that if any such amendment or deviation is the result of any event that would constitute a Partnership Major Decision (other than pursuant to this subparagraph 7.2(j)(4)) except that it is specifically excluded or does not meet the relevant dollar threshold, then such amendment or deviation shall not constitute a Partnership Major Decision pursuant to this subparagraph 7.2(j)(4);

               (5) selection of independent certified public accountants for preparation of the Partnership's financial statements;

               (6) the Partnership entering into or amending any material contract, agreement or other transaction with any affiliate of the Partnership or any Partner, including, without limitation Axion or any of its affiliates and BMS or any of its affiliates, but excluding the services arrangements contemplated by paragraph 7.8;

               (7) any merger or consolidation of the Partnership with or into any other entity, the sale or transfer of all or substantially all the assets of the Partnership or the dissolution of the Partnership;

               (8) the filing by the Partnership of a petition under Title 11 of the United States Code or any other Federal, State, or foreign bankruptcy, insolvency, liquidation, receivership or similar law;

               (9) a change in the name under which the affairs of the Partnership shall be conducted, to the extent Special Approval is required under Paragraph 1.1;

               (10) a material change in the purpose of the Partnership, to the extent Special Approval is required under Paragraph 1.2;

               (11) additional capital contributions by the Partners to the Partnership and related matters to the extent Specials Approval is required under Paragraph 3.2;

               (12) Partnership borrowings in an aggregate amount outstanding at any one time in excess of $1,000,000 and related matters, to the extent Special Approval is required under Paragraph 3.3;

               (13) discretionary distribution of net operating income and related matters to the extent Special Approval is required under Paragraph 6.5; and

               (14) approval of the terms of certain contracts or agreements relating to severance for employees as part of Costs and Termination-Related Expenses and related matters, to the extent Special Approval is required under Paragraph 7.8(b)(iii).

               Notwithstanding anything else, no Special Approval shall be required for any action required or permitted by Paragraph 2.2 of this Agreement or Section 8 of the Agency Agreement.

               7.3 Chairman. The Chief Executive Officer of Axion shall be the Chairman of the Management Committee.

               7.4 No Control by the Limited Partner. The Limited Partner shall take no part in the control or management of the affairs of the Partnership nor shall the Limited Partner have any authority to act for or on behalf of the Partnership except as is specifically permitted by this Agreement.

               7.5  Admission of Additional Partners.

                    (a) No additional person may be admitted to the Partnership, either as a limited or general partner, without the prior written consent of both the General Partner and the Limited Partner.

               7.6  Transfer of Partnership Interests.

                    (a) Transfers. Except for Permitted Transfers as set forth in paragraphs (b) and (c) below, no Partner may directly or indirectly sell, assign or transfer, including, without limitation, by operation of law or in connection with a merger, sale of stock, or sale of substantially all the assets or similar transaction by a Partner (any such transfer is hereinafter called a "Transfer"), any part or all of the Partnership Interest of such Partner without the prior written consent of the other Partner which may be withheld in such Partner's sole discretion. Without limiting the generality of the foregoing, a Change in Control (as defined in the Sales Agency Agreement) of the General Partner shall be deemed to constitute a Transfer that shall require the Limited Partner's consent pursuant to this Paragraph 7.6(a), however, a Change in Control of Axion shall not be deemed to be a Change in Control of the General Partner for purposes of this-Paragraph 7.6(a).

                    (b) Limited Partner Permitted Transfers. The Limited Partner may at any time, without the consent of the General Partner, Transfer all (but not less than all) of its Partnership Interest to BMS, or any entity wholly owned, directly or indirectly, by BMS; provided, however, that the transferee shall possess the legal capacity to fulfill the obligations of the Limited Partner hereunder (such transferee being a "Permitted Transferee"). Notwithstanding the provisions of subparagraphs (a) and (b), the Partnership Interest of the Limited Partner shall at all times be held by a person that would be a Permitted Transferee of the Limited Partner's Partnership Interest. The Limited Partner shall notify the General Partner of any such Transfer at least ten days prior to the date of the Transfer. Upon request by the General Partner, the Limited Partner promptly shall provide to the General Partner information reasonably adequate to permit the General Partner to evaluate the adequacy of the legal capacity of the Permitted Transferee. A Change in Control of the Limited Partner shall at all times constitute an unpermitted Transfer under this Paragraph 7.6(b) and require the consent of the General Partner.

                    (c) General Partner Permitted Transfers. The General Partner may at any time, without the consent of the Limited Partner, Transfer all (but not less than all) of its Partnership interest to Axion or any entity wholly owned, directly or indirectly, by Axion; provided, however, that the transferee shall possess the legal capacity to fulfill the obligations of the General Partner hereunder (such transferee being a "Permitted Transferee").
Notwithstanding the provisions of paragraphs (a) and (c), the Partnership Interest of the General Partner shall at all times be held by a person that would be a Permitted Transferee of the General Partner's Partnership Interest. The General Partner shall notify the Limited Partner of any such proposed Transfer at least ten days prior to the date of the Transfer. Upon request by the Limited Partner, the General Partner promptly shall provide to the Limited Partner information reasonably adequate to permit the Limited Partner to evaluate the adequacy of the legal capacity of the Permitted Transferee. A Change in Control of the General Partner shall at all times constitute an unpermitted Transfer under this Paragraph 7.6(c) and require the consent of the Limited Partner; provided, however, that a Change in Control of Axion shall not constitute a Change in Control of General Partner for purpose of this Paragraph 7.6(c).

                    (d) No Transfer or other disposition of the interest of a Partner shall be permitted until the Management Committee shall have received, or waived receipt of, an opinion of counsel satisfactory to it that the effect of such transfer or disposition would not:

                              (i) result in a violation of the Securities Act;

                              (ii)  require  the  Partnership  to register as an
investment company under the Investment Company Act of 1940, as amended;

                              (iii)   require  the   Partnership,   the  General
Partner, or any partner of the General Partner to register as an investment adviser under the Investment Advisers Act of 1940, as amended;

                              (iv) result in a  termination  of the  Partnership
for tax purposes;

                              (v) result in a  violation  of any law,  rule,  or
regulation by the Limited Partner, the Partnership, the General Partner, or any partner of the General Partner; or

                              (vi) increase the number of Limited Partners.

                    (e) A Permitted Transferee shall upon satisfaction of all of the requirements set forth above in this Paragraph 7.6, become a substituted Limited Partner (in the case of a transfer by the Limited Partner) or substituted General Partner in the case of a transfer by the General Partner by
(i) delivery of written notice of election to become a substituted Limited Partner or General Partner, as the case may be, to the Partnership and (ii) executing and acknowledging such other instruments as the nontransferring Partner may reasonably deem necessary or advisable to effect the admission of such Permitted Transferee as a substituted

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

Partner including, without limitation, the written acceptance and adoption by such Permitted Transferee of the provisions of this Agreement. No Transfer shall be effected pursuant to Paragraphs 7.6(b) or (c) above until such time as the requirements of clauses (i) and (ii) of the preceding sentence shall have been satisfied. No consent of the nontransferring Partner shall be required to effect the substitution of a Partner as provided in this Paragraph 7.6(e).

               Such legal opinion shall be provided to the Management Committee by the transferring Partner or the proposed transferee, and all reasonable costs associated with such opinions shall be borne by the transferring Partner or the proposed transferee.

               7.7 Deadlock; Dispute. If there is a deadlock or dispute regarding the Partnership (whether between the Partners or at the Management Committee level or otherwise), the Partners will use their good faith best efforts and act reasonably to resolve the dispute or deadlock. If these efforts are unsuccessful, either Partner may request non-binding mediation with respect to any dispute or deadlock, and the non-requesting Partner shall be required to submit thereto and both Partners shall act reasonably and in good faith with respect thereto. All costs of mediation incurred by the Partners pursuant to this Paragraph 7.7 shall be paid by the Partnership.

               7.8  Services; Reimbursement.

                    (a) Services. The General Partner shall provide to the Partnership such administrative and operational and other services as may be needed by the Partnership to conduct its business ("Services"), including, without limitation, the following:

                              (i) General administrative services, including the
overall supervision and administration of the operation of the Partnership's business;

                              (ii)   Bookkeeping  and  accounting   services  to
support the operation of the Partnership's business;

                              (iii)  Employment  of  such  personnel  as  may be
reasonably necessary for the performance of the Partnership's business; and

                              (iv) Distribution,  warehousing, marketing, sales,
information management, accepting orders for the Partnership's account or under the Sales Agency Agreement, billing, collection and other services necessary for the operation of the Partnership's business;

provided, however, that Services will be on a reasonable efforts basis and that the General Partner shall not be required to provide Services for which the Costs (as defined below) associated therewith will not be reimbursed by the Partnership. The Partnership will not seek another source of Services. To the extent the General Partner is not capable of providing such Services on the foregoing terms, it shall cause Axion to do so on its behalf and, so long as Axion does so, the General Partner will not be deemed in breach under this Paragraph 7.8.

                    (b) Reimbursement of Costs. The Partnership shall reimburse the General Partner for its costs (determined in accordance with Exhibit B) ("Costs") of performing Services contemplated by this Agreement. Initially estimated Costs for each Fiscal Year will be included in the Partnership's Annual Operating and Capital Budget for such year. A budget for the period before August 23, 1993 will be submitted to and approved by the Limited Partner; such budget will include for reimbursement certain costs incurred before the date of this Agreement. For Services Axion provides, the General Partner will pass on to the Partnership only Axion's Costs and will reimburse Axion for such Costs out of its reimbursement from the Partnership.

                              (i) The Partnership shall make monthly payments to
the General Partner for estimated Costs to be incurred in the ensuing month. The Partnership shall pay within 30 days of invoice any Costs exceeding such estimated payments. Any overpayment shall be deducted from subsequent estimated payments.

                              (ii) The  reimbursement  of Costs pursuant  hereto
shall include those expenses incurred in connection with the termination or winding down of the Partnership or the termination or winding down of Services to the Partnership or termination of General Partner or Axion employees performing Services ("Termination-Related Expenses") including, without limitation, expenses incurred after termination pursuant to arrangements made prior to termination. The General Partner will use reasonable efforts to minimize Termination Related Expenses.

                              (iii)   The  terms  of  any   contract   or  other
arrangement expected to be entered into by the General Partner or Axion that may result in Termination-Related Expenses will be included in the relevant Annual Operating and Capital Budget; provided, however, that (A) severance payments to officers of the General Partner or Axion that do not exceed $50,000 to an individual or $200,000 in the aggregate, (B) severance payments to non-officer employees of the General Partner or Axion that do not exceed amounts paid under BMS's severance policy to comparable employees and (C) any contract or arrangement that would not result in reimbursement of Termination-Related Expenses that exceed $50,000 for that contract or arrangement, shall be deemed acceptable whether or not described in the Annual Operating and Capital Budget.

                    (c) If a Partner purchases the Partnership Interest of the other Partner pursuant to Paragraph 2.2 of this Agreement, the arrangement set forth in this Paragraph 7.8 will continue in effect for the later of one year after the Closing or the expiration of the Term and the Extended Term of the Sales Agency Agreement, if any, as such terms are defined in the Sales Agency Agreement on the date of this Agreement, with the purchasing Partner substituted for the Partnership (except that the Services will not be expanded beyond or significantly changed from those provided to the Partnership during the Partnership Term).

                    (d) The Partnership shall be entitled to have an independent nationally recognized certified public accounting firm reasonably acceptable to the Partners and Axion, audit during normal business hours, the relevant accounting, books and records of the General

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

Partner and Axion with respect to reimbursed Costs and Termination-Related Expenses provided that such audits shall be conducted reasonably and limited to one per year, that the audited entity is given reasonable notice and that the accounting firm shall be obligated to hold the audited information and audit results in confidence except as necessary to disclose to the Partners non-compliance with the terms of Paragraph 7.8(b).

                    (e)  Third  Party  Beneficiary.   Axion  is  a  third  party
beneficiary of this Paragraph 7.8.

               7.9 Restrictions on General Partner; Existing Accounts Receivable and Inventory. After the effective date of the Sales Agency Agreement, none of the General Partner, Axion or their respective Controlled Affiliates other than the Partnership shall, during the Partnership Term, directly or indirectly, engage in the Oncology Distribution Business, or, other than in connection with clinical trials or research, distribute any third party oncology product to the Customer Group, except through the Partnership; provided that such restriction shall not apply in cases where the General Partner, Axion or their respective Controlled Affiliates (as applicable) do not have the right to distribute a particular product exclusively through the Partnership. The Partners agree, for the benefit of Axion, that although not contributed to the Partnership, (i) the Partnership will use its best efforts to collect existing accounts receivable related to the Oncology Therapeutics Network business and will promptly (but no later than 5 days after receipt) remit any such amounts received to Axion, and
(ii) the Partnership will use its best efforts to sell any Inventory (as defined below) held by Axion on the date hereof and to collect any receivables with respect to any Inventory so sold, and will promptly (but in no event later than 5 days after receipt) remit any such amounts received to Axion, up to an amount equal to Axion's total cost basis in such Inventory, and any excess of such sales proceeds over such cost basis shall be retained by the Partnership in consideration of such sales. The Partnership will be charged under Paragraph 7.8 for services in connection with clause (ii), but not clause (i), of the immediately preceding sentence. "Inventory" shall mean the saleable inventory
(including, without limitation, all inventories of pharmaceutical products, active shipments and consigned goods whether located on the premises of Axion or General Partner, in transit to or from such premises, in storage facilities, or otherwise) owned by Axion on August 22, 1993 (but not including products of Bristol-Myers Squibb Company or its affiliates).

                                  ARTICLE VIII

                   DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

               8.1 Liquidation Procedures. Upon expiration of the Partnership Term or upon the occurrence of early termination as described in Paragraph 2.1 above:

                    (a) The affairs of the Partnership shall be wound up and the Partnership shall be dissolved.

                    (b) The assets of the Partnership shall be applied to payment of liabilities of the Partnership and paid and distributed to the Partners in the following order:

                              (i) to the  creditors  of the  Partnership,  other
than Partners (but including affiliates of Partners), in the order of priority established by law;

                              (ii) to the  Partners,  in  repayment of any loans
made to the Partnership;

                              (iii) to each of the  Partners,  a  payment  of an
amount equal to the Capital Account Prime Rate Amount for such Partner existing immediately prior to the close of the Partnership's final Fiscal Year (which payment shall not reduce the Capital Account balance of the Partner receiving such payment); and

                              (iv) to the  Partners,  amounts  equal  to (and in
proportion to) the positive balances in their closing Capital Accounts. Without limiting the generality of the foregoing and notwithstanding the parenthetical in Paragraph 3.4, except as required by law neither the General Partner nor the Limited Partner shall ever (either during the Partnership Term or upon liquidation of the Partnership) have an obligation under this Agreement to make any payments to the Partnership with respect to a negative balance in its Capital Account or the Capital Account of the other Partner.

                    (c) If requested by the Limited Partner or the General Partner, the Partners and the Partnership shall use their best efforts to distribute in-kind the assets of the Partnership as provided above such that each Partner at its election shall receive the non-cash assets that it initially contributed to the Partnership; provided, however, that the aggregate amount of cash and the fair market value of other assets distributed to each Partner pursuant to this Article VIII shall be in an amount equal to the amount each such Partner would have received if all of the assets of the Partnership had been sold at their fair market values for cash and the proceeds had been paid and/or distributed pursuant to clauses (i) through (iv) of Paragraph 8.1(b).

                    (d) The foregoing liquidation procedures shall be subject to the provisions of Paragraph 2.2 relating to the sale and purchase of a Partner's Partnership Interest in certain circumstances following the expiration of the Partnership Term. Accordingly, neither dissolution nor liquidation shall occur during the purchase option exercise period specified in Paragraph 2.2(a) and, if a Partner's Partnership Interest is being so purchased, neither dissolution nor liquidation shall occur prior to the Closing thereof.

               8.2  Final Allocations: Date of Termination.

                    (a) The "Date of Termination" shall mean the date on which the term of the Partnership terminates pursuant to Paragraph 2.1 above.

                    (b) The closing Capital Accounts of all the Partners shall be computed as of the Date of Termination as if the Date of Termination were the last day of a Fiscal Year, and then adjusted in the following manner:

                              (i)  All   assets   and   liabilities   (including
contingent liabilities and including the liability to make payments to the Partners in an amount equal to their respective Capital Account Prime Rate Amounts) of the Partnership shall be valued at their respective fair market values as of the Date of Termination.

                              (ii) The resulting net amount of the  unrecognized
gain or loss on the Partnership's assets and liabilities as of the Date of Termination shall be deemed to have been recognized (pursuant to a deemed sale of the Partnership's assets and deemed payment of the Partnership's liabilities) and shall be allocated to the Capital Accounts of the Partners as Net Liquidating Income or Net Liquidating Loss in accordance with the provisions of
Article V. Any income, gain, loss or expense resulting from operations of the Partnership or other events occurring after the Date of Termination shall also be allocated to the Capital Accounts of the Partners as Net Liquidating Income or Net Liquidating Loss in accordance with the provisions of Article V; provided, however, that appropriate adjustments shall be made in accordance with generally accepted accounting principles so as to avoid taking into account any item of income, gain, loss or expense more than once pursuant to operation of this sentence and the immediately preceding sentence.


                                   ARTICLE IX

                        FINANCIAL ACCOUNTING AND REPORTS

               9.1  Financial and Tax Accounting and Reports.

                    (a) The General Partner shall cause the Partnership's federal, state, local and foreign income (and franchise) tax returns to be prepared and delivered in a timely manner to the Partners (but in no event later than ninety (90) days after the close of each of the Partnership's Fiscal Years). The books and records of the Partnership and the General Partner shall be kept in accordance with the provisions of this Agreement and otherwise in accordance with generally accepted accounting principles consistently applied. The Partnership's financial statements for each Fiscal Year shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be audited at the end of each Fiscal Year by an independent certified public accountant of recognized national standing selected by the General Partner.

                    (b) Any election of the Partnership for federal, state, local or foreign income (including franchise) tax purposes shall only be permitted to be made after consultation between the General Partner and the Limited Partner and the joint consent of the General Partner and the Limited Partner of the election to be made by the Partnership, which consent may be granted or denied in the sole discretion of either the General Partner or the Limited Partner. If the General Partner and the Limited Partner disagree as to the making of any election pursuant to this Paragraph 9.1(b), the making of any such election shall be determined pursuant to the provisions of Paragraph 10.17.

               9.2 Supervision; Inspection of Books. Proper and complete books of account of the affairs of the Partnership and the General Partner shall be kept under the supervision of the General Partner at the principal office of the Partnership. Such books shall be open to inspection by the Limited Partner, at any reasonable time, upon reasonable notice, during normal business hours.

               9.3 Quarterly Reports; Monthly Reports. Beginning with the Fiscal Quarter ending September 30, 1993, the General Partner shall transmit to the Limited Partner within forty-five (45) days after the close of each of the first three Fiscal Quarters of each Fiscal Year, financial statements of the Partnership prepared in accordance with generally accepted accounting principles from its books without audit and subject to year-end adjustments. The General Partner shall transmit to the Limited Partner within thirty (30) days after the close of each month, financial statements of the Partnership prepared in accordance with generally accepted accounting principles from its books without audit and subject to year-end adjustments.

               9.4 Annual Report; Financial Statements of the Partnership Income Tax Returns. The General Partner shall transmit to the Limited Partner within ninety (90) days after the close of each of the Partnership's Fiscal Years, beginning with the Fiscal Year ending December 31, 1993, audited financial statements of the Partnership prepared in accordance with generally accepted accounting principles, including an income statement for the year then ended and balance sheet as of the end of such year, and a statement of changes in Partners' Capital Accounts. The financial statements shall be audited by an independent public accounting firm of recognized national standing. The financial statements shall be accompanied by (i) a report from the General Partner to the Limited Partner, which shall include a status report on the business of the Partnership during the Fiscal Year then ended and (ii) a copy of the Partnership's federal, state, local and foreign income (and franchise) tax returns for the Fiscal Year then ended.

               9.5 Annual Operating and Capital Budget. At least thirty (30) days prior to the beginning of each Fiscal Year, the General Partner shall submit to the Management Committee, an annual operating and capital budget of the Partnership for such Fiscal Year (such budget, in the form approved by the Management Committee, is referred to herein as the "Annual Operating and Capital Budget"). The Annual Operating and Capital Budget for each Fiscal Year shall set forth in reasonable detail the budgeted operating and capital revenues and expenses of the Partnership for such Fiscal Year, including estimated Costs for Services to be incurred pursuant to Paragraph 7.8 and any estimated financing to be incurred by the Partnership. The Annual Operating and Capital Budget for the Fiscal Year ending December 31, 1993 shall be submitted to the Management Committee within 30 days after the date of this Agreement. The Annual Operating and Capital Budget for each Fiscal Year shall require the Special Approval of the Management Committee as provided in Paragraph 7.2(j)(4). Until such approval is obtained, the Partnership will be restricted during the applicable Fiscal Year to operating in the ordinary course.

                                    ARTICLE X

                                 OTHER PROVISIONS

               10.1 Execution and Filing of Documents. Concurrently with the execution of this Agreement, the General Partner shall execute and file a Certificate of Limited Partnership conforming to the requirements of the Delaware Revised Uniform Limited Partnership Act in the office of the Secretary of State of the State of Delaware and shall execute a fictitious business name statement and file or cause such statement to be filed if required by Delaware law.

               10.2 Other Instruments and Acts. The Partners agree to execute any other instruments or perform any other acts that are or may be reasonably necessary to effectuate and carry on the partnership created by this Agreement.

               10.3 Binding Agreement. This Agreement shall be binding upon the transferees, successors, assigns, and legal representatives of the Partners.

               10.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents made and to be performed entirely within Delaware.

               10.5 Publicity and Press Releases. Except to the extent required under applicable laws or the rules of a stock exchange or automated quotation system, the parties agree that no press releases or other publicity relating to the existence or terms contained herein will be made without joint approval which approval shall not be unreasonably withheld. Written material submitted for approval shall, if not disapproved within forty-eight (48) hours of receipt, be deemed approved.

               10.6 Notices. Any notice or other communication that a Partner desires to give to another Partner shall be in writing, and shall be deemed effectively given upon personal delivery, delivery by nationally-recognized overnight courier, or upon deposit in any United States mail box, by registered or certified mail, postage prepaid, or upon transmission by telegram or telecopy, addressed to the other Partner at the address shown below or at such other address as a Partner may designate by written notice in accordance with this Paragraph 10.6.

                       (i)   if to General Partner,

                             Oncology Therapeutics Network Corporation
                             In care of Axion Pharmaceuticals, Inc.
                             395 Oyster Point Blvd.
                             Suite 405
                             South San Francisco, CA 94080
                             Tel: (415) 952-8400
                             Fax: (415) 952-5675
                             Attention: Michael D. Goldberg
                             with a copy to:

                             Brobeck, Phleger & Harrison
                             Two Embarcadero Place
                             2200 Geng Road
                             Palo Alto, CA  94303
                             Tel: (415) 496-2900
                             Fax: (415) 496-2733
                             Attn: Robert V. Gunderson, Jr., Esq.

                       (ii)  if to Limited Partner,

                             Bristol-Myers Oncology Therapeutic Network, Inc. In care of Bristol-Myers Squibb Company
                             P.O. Box 4500
                             Princeton, NJ 08543
                             Tel: (609) 897-2234
                             Fax: (609) 897-6078
                             Attention: David T. Bonk, Esq. and Brian Markison

                             with a copy to:

                             Cravath, Swaine & Moore
                             825 Eighth Avenue
                             New York, NY 10019-7415
                             Tel: (212) 474-1160
                             Fax: (212) 474-3700
                             Attention: W. Clayton Johnson, Esq.

               10.7 Amendment. This Agreement may be amended only with the written consent of the General Partner and the Limited Partner.

               10.8 Effective Date. The Limited Partnership Agreement shall be effective on the date that the Certificate of Limited Partnership of the Partnership is filed with the office of the Secretary of State of the State of Delaware.

               10.9 Entire Agreement. This Agreement constitutes the entire agreement of the Partners and supersedes all prior agreements between the Partners with respect to the Partnership.

               10.10 Titles; Subtitles. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in the interpretation of this Agreement.

               10.11 Partnership  Name.  Subject to the provisions of  Paragraph
1.1 of this Agreement and the Trademark License Agreement, the Partnership shall have the exclusive ownership and right to use the Partnership name (and any name under which the Partnership shall elect to conduct its affairs) as long as the Partnership continues.


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

               10.12 Exculpation. None of the General Partner, its officers, directors, stockholders, employees, or affiliates, the Limited Partner, its officers, directors, stockholders, employees or affiliates, the Chairman of the Management Committee or any other officer of the Partnership or the members of the Management Committee shall be liable to the Partnership or any Partner for mistakes of judgment, or for action or inaction (unless they constitute a breach of any term, covenant or condition contained in this Agreement or any other agreement to which any of the foregoing and the Partnership are parties or the gross negligence or willful misconduct by any such person in the performance of its obligations under this Agreement or any such agreement) or for losses due to such mistakes, action, or inaction, or to the negligence, dishonesty, or bad faith of any employee, broker, or other agent of the Partnership. The General Partner, the Limited Partner, the Chairman of the Management Committee and other officers of the Partnership, and members of the Management Committee may consult with counsel and accountants in respect of Partnership affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Paragraph 10.12 and of Paragraph 10.13 hereof shall not be construed so as to relieve (or attempt to relieve) any person of any liability by reason of a breach of any term, covenant or condition contained in this Agreement or any other agreement to which any of the foregoing and the Partnership are parties or the gross negligence or willful misconduct by any such person in the performance of its obligations under this Agreement or any such other agreement or to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Paragraph
10.12 and of Paragraph 10.13 to the fullest extent permitted by law.

               10.13 Indemnification. The Partnership agrees to indemnify, out of the assets of the Partnership only, the General Partner and its affiliates (and any officer, director, stockholder or employee of the General Partner or any of its affiliates), its agents, the Chairman of the Management Committee, any other officer of the Partnership and members of the Management Committee and the Limited Partner and its affiliates (and any officer, director, stockholder or employee of the Limited Partner or any of its affiliates) to the fullest extent permitted by law and to save and hold them harmless from and in respect of all (a) fees (including attorneys' fees), costs, and expenses paid in connection with or resulting from any claim, action, or demand against the General Partner, the Limited Partner, any officer, director, stockholder or employee of the General Partner or the Limited Partner, the Chairman of the Management Committee, any member of the Management Committee, the Partnership (or any of its officers), or any of their agents that arise out of or in any way relate to the Partnership, its properties, business, or affairs, as such fees, costs and expenses are incurred, and (b) such claims, actions, and demands and any losses or damages resulting from payments to third parties on account of such claims, actions, and demands, including amounts paid in settlement or compromise of any such claim, action or demand and (c) solely with respect to the General Partner, any liability for penalties, fines or the like owed to any taxing jurisdiction resulting from the filing of a tax return or the taking of (or failure to take) any other action, in each case by the General Partner on behalf of the Partnership and in compliance with the determination of the Arbitrator pursuant to Paragraph 10.17 (but only




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

to the extent such liability is incurred by the General Partner in its capacity as general partner of the Partnership); provided, however, that this indemnity shall not extend with respect to any such person (or any officer, director, stockholder or employee thereof) to (i) any breach by any such person of any term, covenant or condition contained in this Agreement or (ii) from the gross negligence or willful misconduct by any such person in the performance of its obligations under this Agreement or (iii) any obligation of or breach by any such person under another agreement it has with the Partnership or any liability or expense of the Partnership arising therefrom or (iv) failure to comply with the determination of the Arbitrator pursuant to Paragraph 10.17. The indemnities provided by this paragraph will survive the termination or dissolution of this Agreement for any reason, and will survive any Transfer of a Partner's Partnership Interest with respect to the period during which such transferring Partner was deemed a Partner under the terms of this Agreement. Notwithstanding the foregoing provisions of this Paragraph 10.13, in no event will either Partner be indemnified hereunder for liability to any taxing jurisdiction (including, without limitation, liability for taxes, penalties and interest) resulting directly or indirectly from the manner in which such Partner reflected the operations of the Partnership on such Partner's own tax returns.

               10.14 Tax  Matters  Partner.  The  General  Partner  shall be the
Partnership's Tax Matters Partner ("TMP"). The TMP shall employ experienced tax advisors to represent the Partnership in connection with any audit or investigation of the Partnership by the Internal Revenue Service ("IRS"), or any state, local, or foreign taxing authority and in connection with all subsequent administrative and judicial proceedings arising out of such audit or investigation. The fees and expenses of such, and all other reasonable expenses incurred by the TMP in serving as the TMP, shall be Partnership expenses and shall be paid by the Partnership. Notwithstanding the foregoing, it shall be the responsibility of the General Partner and of the Limited Partner, at their expense, to employ tax advisors to represent their respective separate interests. If the TMP is required by law or regulation to incur fees and expenses in connection with tax matters not affecting each of the Partners, then the TMP may, with the, Special Approval of the Management Committee (which approval shall not be unreasonably withheld), seek reimbursement from or charge such fees and expenses to the Capital Accounts of those Partners on whose behalf such fees and expenses were incurred. The TMP shall keep the Limited Partner informed of all administrative and judicial proceedings, as required by Section 6223(g) of the Code, shall provide any other information as reasonably requested by the Limited Partner with respect to any audit, investigation and administrative or judicial proceeding, and shall furnish a copy of each notice or other communication received by the TMP from the IRS or any state, local or foreign taxing authority, except such notices or communications as are sent directly to the Limited Partner by the IRS or such other taxing authority. The TMP agrees that, except as otherwise required by applicable law, in conducting any such audit, investigation and administrative or judicial proceeding, (a) it shall consult with and act upon any instructions given by the Limited Partner and (b) if the TMP disagrees with any such instructions, the actions to be taken by the TMP shall be determined pursuant to the provisions of Paragraph 10.17. To the fullest extent permitted by law, out of the assets of the Partnership only, the Partnership agrees to indemnify the TMP and its agents and save and hold them harmless, from and in respect to all (i) reasonable fees, costs and expenses in connection with or resulting from any claim, action, or demand



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

against the TMP, the General Partner or the Partnership that arise out of or in any way relate to the TMP's status as TMP for the Partnership, and (ii) all such claims, actions, and demands and any losses or damages therefrom, including amounts paid in settlement or compromise of any such claim, action, or demand; provided that this indemnity shall not extend to conduct by the TMP adjudged (A) to be a breach by the TMP of any term, covenant or condition contained in this Agreement, unless the conduct causing such breach was required by any law or regulation applicable to the General Partner or (B) to have resulted from the gross negligence or willful misconduct of the TMP with respect to its obligations under this Agreement. The indemnity provided by this paragraph will survive the termination or dissolution of this Agreement for any reason. Notwithstanding anything in this Agreement to the contrary, without the joint consent of the General Partner and the Limited Partner, which consent may be denied in either Partner's sole discretion, the TMP (a) shall not extend any applicable statute of limitations for the imposition of any tax, (b) shall not settle or compromise any claim by the IRS or any state, local or foreign taxing authority, (c) protest or appeal any administrative or proposed administrative action by the IRS or any state, local or foreign taxing authority or (d) institute in court any proceeding or appeal any judgment from a judicial proceeding, in each case to the extent such claim, action, proceeding or judgment relates to taxes imposed on the Partnership or any Partner. If the General Partner and the Limited Partner disagree as to any action to be taken by the TMP (other than any action required to be taken by the TMP pursuant to applicable law) or disagree as to any other matter relating to this Paragraph
10.14 (including, without limitation, the interpretation or application of any law), then actions to be taken by the TMP, or such other disagreement, shall be resolved pursuant to the provisions of Paragraph 10.17.

               10.15 Taxation as Partnership. Each of the General Partner and the Limited Partner agree to use its best efforts to avoid taking any action that would cause the Partnership to be classified as other than a partnership for federal, and applicable state, local and foreign income (and franchise) tax purposes.

               10.16 Authorization. All corporate action on the part of each party hereto necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations hereunder has been taken. The persons executing this Agreement have due power and authority to so execute this Agreement.

               10.17 Arbitration; Cooperation. If the General Partner and the Limited Partner disagree as to the making of any tax election, the form or content of any tax return proposed to be filed by the Partnership, or the resolution of any other issue or the making of any other decision relating to taxes, the Partners shall promptly submit such disagreement to a mutually agreed upon arbitrator (the Arbitrator), who shall be a partner of a law firm, or a partner of a "big six" accounting firm, in either case expert in income or franchise tax matters, as applicable, for prompt, binding resolution. In the event the parties are unable to mutually agree upon the Arbitrator, they hereby agree that the head of the Tax Section of the American Institute of Certified Public Accountants shall select the Arbitrator. All fees of the Arbitrator shall be paid one half by the General Partner and one half by the Limited Partner. The Arbitrator, once initially selected, shall continue to serve with respect to any future disagreement between the Partners subject to this Paragraph 10.17 until such time as the Partners jointly decide to dismiss such


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

arbitrator. In rendering his determination, the Arbitrator shall have complete discretion and shall not be required to choose an alternative advocated by the General Partner or Limited Partner; provided, however, that in making his determination, the Arbitrator shall resolve to take such course of action as he believes will most likely minimize the aggregate tax liabilities of the Partners and their Affiliates without unduly benefiting or harming any particular Partner or its Affiliates. Each of the Partners (and their respective Affiliates) shall cooperate with each other (and with the Arbitrator) in the implementation of any determination of the Arbitrator.


                                   ARTICLE XI

                            MISCELLANEOUS DEFINITIONS

               11.1 Agreement. This Limited Partnership Agreement of Oncology Therapeutics Network Joint Venture, L.P.

               11.2 Certificate of Limited Partnership. The Certificate of Limited Partnership of Oncology Therapeutics Network Joint Venture, L.P.

               11.3 Code. The Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

               11.4 Partnership Interest. As to any Partner, means such Partner's entire right and interest as a Partner in the Partnership, including, without limitation, such Partner's Capital Account, right to distributions and all other rights under this Agreement.


                                   ARTICLE XII

                      MISCELLANEOUS TAX COMPLIANCE PROVISIONS

               12.1 Income Tax Allocations. To the maximum extent permitted by the Code and the rules and Treasury Regulations promulgated thereunder, Partnership income, gain, loss, deduction, or credit for income tax purposes shall be allocated in a manner that fairly and accurately reflects the economic arrangement among the Partners pursuant to this Agreement.

                    (a) The General Partner shall prepare the Partnership's federal, state, local and foreign (and franchise) tax returns (and elections) and shall transmit a copy of any such return (or election) to the Limited Partner for the Limited Partner's review of such return (or election) forty-five
(45) days prior to the filing of such return (or election) and shall not file any such return (or election) without the Limited Partner's consent. If, within thirty (30) days of receipt of such return (or election) from the Partnership, the Limited Partner does not notify the General Partner of any recommended changes to such return (or election) the Limited Partner shall have been conclusively presumed to have consented to the filing of such return (or election) as received by it. The General Partner shall timely file any such return (or election) along with the amount of tax shown to be due on such return (or election) with the appropriate taxing jurisdiction.


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                    (b)  Notwithstanding  anything in  Paragraph  12.1(a) to the contrary, the General Partner agrees to consult with the Limited Partner with respect to the preparation of the Partnership's federal, state, local and foreign income (and franchise) tax returns and elections, including without limitation, (a) the calculation of the Partnership's taxable income for federal, state, local and foreign income (and franchise) tax purposes and (b) the allocation to the Partners of the Partnership's income, gain, loss, deduction and credit for federal, state, local and foreign income (and franchise) tax purposes. In the event that the Partners do not agree on any aspect of any of the Partnership's federal, state, local and foreign income (and franchise) tax returns or elections (including the failure to adopt any recommended changes made by the Limited Partner) or on a calculation or allocation as described in clauses (a) and (b) of the immediately preceding sentence the action to be taken with respect to such aspect or calculation or allocation shall be determined pursuant to the provisions of Paragraph 10.17.

                    (c) Notwithstanding the foregoing provisions of this Paragraph 12.1, in the event any tax election must be made sooner than ninety
(90) days after the event that triggered the availability of the election (such period of time is hereafter referred to as the "Election Period"), the forty-five (45) day period referred to in Paragraph 12(a) shall be reduced to a period equal to one-half (1/2) of the Election Period and the thirty (30) day period referred to in Paragraph 12.1(a) shall be reduced to a period equal to one-third (1/3) of the Election Period.

               12.2 Withholding. The Partnership shall at all times be entitled to make payments with respect to any Partner in amounts required to discharge any obligation of the Partnership to withhold or make payments to any governmental authority with respect to any federal, state, local or other jurisdictional tax liability of such Partner arising as a result of such Partner's Partnership Interest. The General Partner shall cause the Partnership to pay the amount of any such withholding or other payments to the applicable government authority and shall supply each Partner with a receipt evidencing such payment. To the extent each such payment satisfies an obligation of the Partnership to withhold with respect to any distribution to a Partner on which the Partnership did not withhold or with respect to any Partner's allocable share of the income of the Partnership, each such payment shall be deemed to be a loan by the Partnership to such Partner (which loan shall be deemed to be immediately due and payable) and shall not be deemed a distribution to such Partner. The amount of such payments made with respect to such Partner, plus interest, on each such amount from the date of each such payment until such amount is repaid to the Partnership at an interest rate per annum equal to the Prime Rate, shall be promptly repaid to the Partnership by the Partner. The Partnership may, in its discretion, defer making distributions to any Partner that owes amounts to the Partnership pursuant to this Paragraph 12.2 until such amounts are paid to the Partnership (or, alternatively, may deduct such amounts from amounts distributable by the Partnership to such Partner and such deducted amounts will be treated as having been repaid) and may in addition exercise any other rights of a creditor on behalf of the Partnership with respect to such amounts.

               12.3 Other Tax Returns. Except as provided in Section 3(f) of the Sales Agency Agreement and in Paragraph 12.1(a), (i) the General Partner shall prepare any report, return or statement (collectively a "report") that is required to be filed by the Partnership with respect to any sales, use, property, license or rental taxes and any other taxes and shall transmit to




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the Limited Partner a copy of any such report for the Limited  Partner's  review ten (10) days prior to the filing of such report and shall not file any such report without the Limited Partner's prior consent; (ii) if, within seven (7) days of receipt of such report from the Partnership, the Limited Partner does not notify the General Partner of any recommended changes to such report the Limited Partner shall have been conclusively presumed to have consented to the filing of such report as received by it; (iii) the General Partner shall timely file any such report along with the amount of tax shown to be due on such report with the appropriate taxing jurisdiction and (iv) the General Partner shall transmit a copy of any such report to the Limited Partner on the date of filing of any such report or promptly thereafter. In the event that the Partners do not agree on any aspect of any report described in this Paragraph 12.3, the action to be taken with respect to such report shall be determined pursuant to the provisions of Paragraph 10.17.


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               IN WITNESS WHEREOF,  the Partners have executed this Agreement as of the date first above written.


                                           GENERAL PARTNER:

                                           ONCOLOGY THERAPEUTICS NETWORK
                                           CORPORATION, a Delaware corporation

                                           By:
                                               ------------------------------
                                                   Michael D. Goldberg,
                                                   Chief Executive Officer

                                           LIMITED PARTNER:

                                           BRISTOL-MYERS ONCOLOGY THERAPEUTIC
                                           NETWORK, INC., a Delaware corporation

                                           By:
                                               ------------------------------
                                                   Donald J. Hayden, Jr.
                                                   President